Exhibit 99

November 14, 2003

DTE ENERGY ANNOUNCES SALE OF INTERESTS IN THREE
SYNTHETIC FUEL FACILITIES

     DETROIT — DTE Energy (NYSE:DTE) announced today that it has sold majority interests in three synthetic fuel facilities.

     The sale of interests will allow the company to increase production levels at its synthetic fuel facilities for the balance of 2003. The increase in production is expected to have a positive impact of seven to ten cents per share on the company’s 2003 earnings. The company’s 2003 operating earnings guidance remains unchanged, at the low end of $3.10 to $3.30 per share.

     Synthetic fuel facilities chemically change coal, including waste and marginal coal, into a fuel used at power plants and other industrial facilities. With completion of the sales today, four synthetic fuel facilities remain wholly owned by the company. The company indicated it would continue efforts to sell interests in its remaining synthetic fuel facilities.

     DTE Energy is a Detroit-based energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating companies are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE Energy’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

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